                                                                   EXHIBIT 4.6

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           NOTICE OF ANNUAL GENERAL AND SPECIAL MEETING OF UNITHOLDERS
                                  TO BE HELD ON
                            THURSDAY, APRIL 25, 2002

NOTICE IS HEREBY GIVEN that the annual general and special meeting (the "Meeting") of the holders (the "Unitholders") of trust units ("Trust Units") of ENERPLUS RESOURCES FUND ("Enerplus") will be held in Conference Rooms "A" and "B", Plus 30 Level of Western Canadian Place, 700 - 9th Avenue S.W., Calgary, Alberta, on Thursday, April 25, 2002 at the hour of 10:00 a.m. (Calgary time) for the following purposes:

1. to receive and consider the consolidated financial statements of Enerplus for the year ended December 31, 2001, together with the auditor's report thereon;

2. to nominate certain directors of EnerMark Inc. for the ensuing year or until their successors are duly elected or appointed;

3. to nominate the auditors of Enerplus for the ensuing year at a remuneration to be fixed by the directors of EnerMark Inc.;

4. to consider, and if thought fit, to pass, an extraordinary resolution to approve the amendment of Enerplus' trust indenture, as more fully described in the accompanying Information Circular and Proxy Statement;

5. to consider, and if thought fit, to pass, an ordinary resolution to approve the continuation of Enerplus' unitholder rights plan and its amendment and restatement, as more fully described in the accompanying Information Circular and Proxy Statement; and

6. to transact any other business which may properly come before the Meeting or any adjournment(s) thereof.

The specific details of the matters proposed to be put before the Meeting and the text of the resolutions proposed are set forth in the Information Circular and Proxy Statement which accompanies this Notice.

Every registered holder of Trust Units at the close of business on March 7, 2002 is entitled to receive notice of and vote its Trust Units at the Meeting on the basis of one vote for each Trust Unit held. No person acquiring Trust Units after such date is entitled to vote at the Meeting or any adjournment thereof.

THE QUORUM FOR THIS MEETING IS TWO OR MORE INDIVIDUALS PRESENT IN PERSON OR BY PROXY REPRESENTING AT LEAST 5% OF THE OUTSTANDING TRUST UNITS.

UNITHOLDERS ARE REQUESTED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENVELOPE PROVIDED IF THEY CANNOT ATTEND THE MEETING. ADDITIONALLY, NON-REGISTERED UNITHOLDERS (BEING UNITHOLDERS WHO HOLD THEIR TRUST UNITS THROUGH BROKERAGE ACCOUNTS OR OTHER INTERMEDIARIES) WHO WISH TO APPEAR IN PERSON AND VOTE AT THE MEETING MUST APPOINT THEMSELVES AS PROXY BY INSERTING THEIR NAME IN THE BLANK SPACE PROVIDED ON THE FORM OF PROXY AND RETURNING THE FORM OF PROXY IN THE ENVELOPE PROVIDED. To be used at the Meeting, the Form of Proxy must be received by CIBC Mellon Trust Company at 200 Queen's Quay East, Unit #6, Toronto, Ontario, M5A 4K9, Attention: Proxy Department, not less than 24 hours before the Meeting or any adjournment(s) thereof. Further instructions with respect to voting by proxy are provided in the Form of Proxy and in the Information Circular and Proxy Statement accompanying this Notice.

Dated at Calgary, Alberta, this 7th day of March, 2002.

                                     By order of the Board of Directors
                                     of EnerMark Inc.

                                     "CHRISTINA S. MEEUWSEN"
                                     ------------------------------------------
                                     Christina S. Meeuwsen, Corporate Secretary
                                     EnerMark Inc.

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                    INFORMATION CIRCULAR AND PROXY STATEMENT

SOLICITATION OF PROXIES

THIS INFORMATION CIRCULAR AND PROXY STATEMENT (THE "INFORMATION CIRCULAR") IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE MANAGEMENT OF ENERPLUS RESOURCES FUND ("ENERPLUS" OR THE "FUND") FOR USE AT THE ANNUAL GENERAL AND SPECIAL MEETING (THE "MEETING") OF THE HOLDERS (THE "UNITHOLDERS") OF TRUST UNITS (THE "TRUST UNITS") OF ENERPLUS TO BE HELD IN CONFERENCE ROOMS "A" AND "B", PLUS 30 LEVEL OF WESTERN CANADIAN PLACE, CALGARY, ALBERTA, ON THURSDAY, APRIL 25, 2002, COMMENCING AT 10:00 A.M. (CALGARY TIME) FOR THE PURPOSES SET FORTH IN THE NOTICE OF ANNUAL GENERAL AND SPECIAL MEETING OF UNITHOLDERS (THE "NOTICE OF MEETING") ACCOMPANYING THIS INFORMATION CIRCULAR. Solicitation of proxies may be made through the mail, by telephone or in person by management of Enerplus. The costs incurred in the solicitation of proxies and in the preparation and mailing of this Information Circular will be borne by Enerplus.

NOTICE TO BENEFICIAL HOLDERS OF TRUST UNITS

THE INFORMATION SET FORTH IN THIS SECTION IS OF SIGNIFICANT IMPORTANCE TO MANY UNITHOLDERS OF THE FUND, AS A SUBSTANTIAL NUMBER OF THE UNITHOLDERS DO NOT HOLD TRUST UNITS IN THEIR OWN NAME. Unitholders who do not hold their Trust Units in their own name (referred to herein as "Beneficial Unitholders") should note that only proxies deposited by Unitholders whose names appear on the records of the Fund as the registered holders of Trust Units can be recognized and acted upon at the Meeting. If the Trust Units are listed in an account statement provided to a Unitholder by a broker, then in almost all cases those Trust Units will not be registered in the Unitholder's name on the records of the Fund. Such Trust Units will more likely be registered under the name of the Unitholder's broker or an agent of that broker. In Canada, the vast majority of such Trust Units are registered under the name of CDS & Co. (the registration name for The Canadian Depositary for Securities Limited, which acts as nominees for many Canadian brokerage firms). Trust Units held by brokers or their nominees can only be voted (for or against resolutions) upon the instructions of the Beneficial Unitholder. Without specific instructions, the brokers/nominees are prohibited from voting Trust Units for their clients. Enerplus does not know for whose benefit the Trust Units registered in the name of CDS & Co. are held.

Applicable regulatory policy requires intermediaries/brokers to seek voting instructions from Beneficial Unitholders in advance of securityholders' meetings. Every intermediary/broker has its own mailing procedures and provides its own return instructions, which should be carefully followed by Beneficial Unitholders in order to ensure that their Trust Units are voted at the Meeting. Often, the form of proxy supplied to a Beneficial Unitholder by its broker is identical to the form of proxy provided to registered Unitholders; however, its purpose is limited to instructing the registered Unitholder how to vote on behalf of the Beneficial Unitholder. The majority of brokers now delegate responsibility for obtaining instructions from clients to Independent Investor Communications Corporation ("IICC"). IICC typically mails a scannable Voting Instruction Form in lieu of the Form of Proxy. Beneficial Holders are requested to complete and return the Voting Instruction Form to IICC by mail or facsimile. Alternatively, Beneficial Holders can call a toll-free telephone number or access IICC's dedicated voting website at www.proxyvotecanada.com to deliver their voting instructions and vote the Trust Units held by them. IICC then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of Trust Units to be represented at the Meeting. A Beneficial Unitholder receiving a Voting Instruction Form cannot use that Voting Instruction Form to vote Trust Units directly at the Meeting as the Voting Instruction Form must be returned as directed by IICC well in advance of the Meeting in order to have the Trust Units voted. Beneficial Holders who receive forms of proxies or voting materials from organizations other than IICC should complete and return such forms of proxies or voting materials in accordance with the insructions on such materials in order to properly vote their Trust Units at the Meeting.

APPOINTMENT AND REVOCATION OF PROXIES

A Form of Proxy accompanies the Notice of Meeting and this Information Circular. The persons named in the Form of Proxy are officers of EnerMark Inc. (a wholly owned subsidiary of the Fund) and Enerplus Global Energy Management Company ("EGEM") (the manager of Enerplus). A PERSON OR CORPORATION SUBMITTING THE PROXY HAS THE RIGHT TO APPOINT A PERSON (WHO DOES NOT HAVE TO BE A UNITHOLDER) TO BE A REPRESENTATIVE AT THE MEETING, OTHER THAN THE PERSONS DESIGNATED IN THE FORM OF PROXY FURNISHED BY ENERMARK INC. SUCH APPOINTMENT MAY BE EXERCISED BY INSERTING THE NAME OF THE APPOINTED REPRESENTATIVE IN THE BLANK SPACE PROVIDED FOR THAT PURPOSE. Unitholders are requested to complete, sign, date and return the accompanying Form of Proxy in the envelope provided if they cannot attend the Meeting. Additionally, non-registered Unitholders (being Unitholders who hold their Trust Units through brokerage accounts or other intermediaries) who wish to appear in person and vote at the Meeting must appoint themselves as proxy by inserting their name in the blank space provided on the Form of Proxy and returning the Form of Proxy in the envelope provided. A Form of Proxy will not be valid unless it is completed and delivered to CIBC Mellon Trust Company at 200 Queen's Quay East, Unit #6, Toronto, Ontario, M5A 4K9, Attention: Proxy Department, at least 24 hours before the Meeting or any adjournment(s) thereof or to the Chairman at the Meeting.

A Unitholder who has given a proxy may revoke it by depositing an instrument in writing executed by such Unitholder (or by an attorney duly authorized in writing) or, if such Unitholder is a corporation, by any duly authorized officer or attorney of the corporation, either at the offices of CIBC Mellon Trust Company described above at any time up to and including the close of business on the last business day preceding the Meeting or any adjournment(s) thereof, or with the Chairman of the Meeting on the day thereof or any adjournment(s) thereof.

EXERCISE OF DISCRETION BY PROXIES

The persons named in the enclosed Form of Proxy will, if the instructions are clear, vote the Trust Units represented by that Form of Proxy, and where a choice with respect to any matter to be acted upon has been specified in the Form of Proxy, the Trust Units will be voted in accordance with those instructions. IF NO SPECIFICATION HAS BEEN MADE IN ANY FORMS OF PROXY RECEIVED BY ENERPLUS, THE TRUST UNITS REPRESENTED BY THOSE FORMS OF PROXY WILL BE VOTED TO APPROVE EACH MATTER FOR WHICH NO SPECIFICATION HAS BEEN MADE.

The enclosed Form of Proxy confers discretionary authority on the persons appointed with respect to amendments or variations of matters identified in the Notice of Meeting or other matters that may properly come before the Meeting. At the time of printing this Information Circular, management of Enerplus is not aware of any such amendments, variations or other matters.

TRUST UNITS AND PRINCIPAL HOLDERS OF TRUST UNITS

As at March 7, 2002, there were 69,622,119 Trust Units issued and outstanding to which are attached voting rights, and the registered holders of Trust Units at the close of business on March 7, 2002 are entitled to attend and vote at the Meeting on the basis of one vote for each Trust Unit held. No person acquiring Trust Units after such date shall be entitled to vote at the Meeting or any adjournment thereof.

To the best of the knowledge of management of Enerplus, no person beneficially owns, directly or indirectly, or exercises control or direction over, Trust Units carrying more than 10% of the voting rights attached to the issued and outstanding Trust Units which may be voted at the Meeting. The information as to Trust Units beneficially owned, not being within the knowledge of Enerplus, has been derived from sources available to Enerplus.

                     MATTERS TO BE ACTED UPON AT THE MEETING

1.   CONSIDERATION OF FINANCIAL STATEMENTS

The consolidated financial statements of Enerplus for the year ended December 31, 2001, together with the auditors' report thereon, have been included in Enerplus' 2001 annual report and have been mailed to the Unitholders together with this Information Circular.

2.   NOMINATION OF CERTAIN DIRECTORS OF ENERMARK INC.

The board of directors of EnerMark Inc. (the "Board of Directors") is responsible for the administration of the business and affairs of Enerplus and its operating subsidiaries. Pursuant to the governing documents of Enerplus, the Unitholders are entitled to nominate the directors of EnerMark Inc., with the exception of three directors who may be nominated by EGEM. Following such nominations, the Fund, as the holder of all of the shares of EnerMark Inc., will vote such shares to elect those persons nominated by the Unitholders, together with EGEM's nominees, to the Board of Directors.

The term of office for each director is from the date at which he or she is elected until the next annual meeting of Unitholders or until a successor is elected or appointed. At the Meeting, a total of six individuals are proposed to be nominated by the Unitholders as directors of EnerMark Inc., in addition to the three nominees of EGEM described above. It is the intention of the persons named in the enclosed Form of Proxy, if not directed to the contrary in such Form of Proxy, to vote such proxies in favour of the nomination of the persons specified below. Management does not contemplate that any of the nominees will be unable to serve as a director, but should that circumstance arise for any reason prior to the Meeting, the persons named in the enclosed Form of Proxy reserve the right to vote for another nominee at their discretion.

The name, municipality of residence, date of appointment, principal occupation and number of Trust Units owned, directly or indirectly, or over which control or direction is exercised, with respect to each of the six nominees to be voted upon by the Unitholders is set forth as follows:

 NAME AND MUNICIPALITY OF                                                                       TRUST UNITS
        RESIDENCE             DIRECTOR SINCE              PRINCIPAL OCCUPATION               BENEFICIALLY OWNED
--------------------------- ------------------- ------------------------------------------ -----------------------
Andre Bineau(2)               February, 1996    Vice President of Association de                  7,093
Montreal, Quebec                                bienfaisance et de retraite des
                                                policiers et policieres de la Ville de
                                                Montreal (a municipal pension plan)

Derek J.M.                      June, 2001      Secretary/Manager, City of Ottawa                 3,936
Fortune(4)(5)(6)                                Superannuation Fund (a municipal pension
Ottawa, Ontario                                 plan)

Douglas R.                      July, 2000      President of Charles Avenue Capital               11,378
Martin(1)(4)(5)                                 Corp. (a private merchant banking
Calgary, Alberta                                company)

Arne Nielsen(3)(6)              June, 2001      Chairman of Shiningbank Energy                     Nil
Calgary, Alberta                                Management Inc. (manager of an energy
                                                investment trust)

Robert Normand(2)(4)(6)         June, 2001      Businessman                                       1,246
Montreal, Quebec

Harry B. Wheeler(2)(3)        January, 2001     President of Colchester Investments Ltd.         406,037
Calgary, Alberta                                (a private investment firm)

As stated above, EGEM is entitled to nominate three of the members of the Board of Directors whose appointment will not be voted upon by the Unitholders. The name, municipality of residence, date of appointment and number of Trust Units beneficially owned, directly or indirectly, or over which control or discretion is exercised, for each of EGEM's nominees are as follows:

 NAME AND MUNICIPALITY OF                                                                       TRUST UNITS
        RESIDENCE             DIRECTOR SINCE              PRINCIPAL OCCUPATION               BENEFICIALLY OWNED
--------------------------- ------------------- ------------------------------------------ -----------------------
Gordon J. Kerr(5)               May, 2001       President and Chief Executive Officer of          6,659
Calgary, Alberta                                EnerMark Inc. and EGEM

Eric P. Tremblay(3)           January, 2001     Senior Vice President of Capital Markets          8,196
Calgary, Alberta                                of EnerMark Inc. and EGEM

Robert L. Zorich              January, 2001     Managing Director of EnCap Investments            6,623
Houston, Texas                                  L.C. (a wholly owned subsidiary of El
                                                Paso Energy Corporation, which provides
                                                equity financing to the oil and gas
                                                industry)

NOTES:

(1)  Chairman of the Board of Directors.

(2) The Audit and Risk Management Committee is comprised of Robert Normand as Chairman, Andre Bineau and Harry B. Wheeler.

(3) The Environment, Safety and Reserves Committee is comprised of Harry B. Wheeler as Chairman, Arne Nielsen and Eric P. Tremblay.

(4) The Corporate Governance Committee is comprised of Douglas R. Martin as Chairman, Robert Normand and Derek J. M. Fortune.

(5)  The Compensation and Human Resources Committee is comprised of Derek J.
     M. Fortune as Chairman, Douglas R. Martin and Gordon J. Kerr.

(6) Prior to the merger of Enerplus and EnerMark Income Fund on June 21, 2001, each of Derek J.M. Fortune, Arne Nielsen and Robert Normand was a director of Enerplus Resources Corporation ("ERC"), the entity responsible for governance of Enerplus prior to the merger. Mr. Fortune was a director of ERC since June, 1992, Mr. Nielsen was a director of ERC since June, 2000 and Mr. Normand was a director of ERC since March, 1998.

The Board of Directors does not have an Executive Committee. The information as to Trust Units beneficially owned, directly or indirectly, or over which control or direction is exercised, not being within the knowledge of Enerplus, has been furnished by the respective directors individually.

3.   NOMINATION OF AUDITORS

At the Meeting, Unitholders will be asked to appoint Arthur Andersen LLP, Chartered Accountants, an Ontario limited liability partnership, as auditors of Enerplus until the next annual general meeting of Unitholders at a remuneration to be fixed by the directors of EnerMark Inc. Arthur Andersen LLP were first appointed auditors of Enerplus on November 27, 1985. Additional information regarding the appointment of Arthur Andersen LLP as the Fund's auditors, as well as other auditor-related matters, is outlined below under the heading "Amendments to the Trust Indenture".

4.   AMENDMENTS TO TRUST INDENTURE

The Fund's Trust Indenture currently states that the appointment or removal of the Fund's auditors (as well as the appointment of a new auditor upon such removal) must be approved by the Fund's Unitholders, and the Trust Indenture is currently silent on the process to be undertaken in the event that the Fund's auditors resign. The Board of Directors believes that it is in the best interests of Enerplus and the Unitholders to amend the provisions of the Trust Indenture to remove the uncertainty surrounding certain auditor-related matters and provide the Board of Directors with more flexibility to deal with the appointment of the Fund's auditors in the case of an auditors' resignation or, in certain circumstances, removal.

Enerplus proposes to amend the Trust Indenture so that it will generally mirror certain provisions of the BUSINESS CORPORATIONS ACT (Alberta) regarding the appointment, removal and resignation of auditors. In particular, Enerplus proposes that, if the Fund's auditors resign or are removed by the Unitholders without a successor properly appointed, the Board of Directors would have the power to appoint new auditors to fill the vacancy created by the resignation or removal. The new auditors would hold office until the next annual meeting of the Fund's Unitholders.

At the Meeting, the Fund's Unitholders will be asked to consider, and if thought fit, to pass, an Extraordinary Resolution in the form set forth in Appendix "A" to this Information Circular to approve the amendment of the Trust Indenture with respect to certain auditor-related matters. The Trust Indenture states that any material amendment to the Trust Indenture requires the approval by way of an Extraordinary Resolution of the Unitholders, which means that the resolution must be approved by at least 66 2/3% of the votes cast by the Unitholders at the Meeting. If the resolution is passed as required, CIBC Mellon Trust Company, as Trustee of the Fund, EnerMark Inc. and Enerplus Resources Corporation will enter into an amended and restated Trust Indenture to reflect the proposed amendments.

Arthur Andersen LLP, the current and proposed auditors of the Fund for the next year, have provided the Board of Directors with an agreement that provides for their resignation as auditors of the Fund if the Board determines that a change in auditors would be in the best interests of Enerplus and its Unitholders. The Board of Directors will continue to monitor the situation involving the Arthur Andersen organization and will not hesitate to request the resignation of Arthur Andersen LLP if the situation is not resolved in a manner that the Board of Directors believes would justify the continuation of Arthur Andersen LLP's role as auditors of Enerplus and which is in the best interests of Enerplus and its Unitholders.

The proposed amendments do not change the basic concept that, in the absence of extraordinary events, the Unitholders are to appoint the Fund's auditors.

IT IS THE INTENTION OF THE PERSONS NAMED IN THE ENCLOSED FORM OF PROXY, IF NAMED AS PROXY AND NOT EXPRESSLY DIRECTED TO THE CONTRARY, TO VOTE IN FAVOUR OF THE ABOVE RESOLUTION.

5. APPROVAL OF THE CONTINUATION OF THE UNITHOLDER RIGHTS PLAN AND THE AMENDED AND RESTATED UNITHOLDER RIGHTS PLAN

BACKGROUND

Enerplus and CIBC Mellon Trust Company (the "Rights Agent") originally entered into an agreement dated March 5, 1999 to implement a unitholder rights plan (the "Original Plan"). The Original Plan was confirmed by the Unitholders of the Fund at the annual general and special meeting of Enerplus held on April 23, 1999. A unitholder rights plan creates a right (which can only be exercised when a person acquires control of 20% or more of the outstanding Trust Units) for each unitholder, other than the 20% buyer, to acquire additional Trust Units at one-half of the market price at the time of exercise. This significantly dilutes the position of the 20% buyer and practically prevents that person from acquiring control of 20% or greater of the Trust Units unless the rights plan has been withdrawn or the buyer makes a Permitted Bid (as discussed below). The easiest way for the buyer to have a rights plan withdrawn is for it to negotiate with the Board of Directors to have the rights plan waived or to apply to a securities commission to order withdrawal of the rights plan if Enerplus cannot develop an auction for the Fund. Both of these approaches will give the Board of Directors more time and control over any sale process and increase the likelihood of a better offer to the Fund's Unitholders. See "Objectives of the Amended Plan" below.

Under the terms of the Original Plan, the continued existence of the Original Plan must be approved and reconfirmed by the Independent Unitholders (as defined in the Original Plan) on or before the date of the Fund's 2002 annual meeting. An "Independent Unitholder" is generally any Unitholder other than an "Acquiring Person" (as defined in the Original Plan) and its associates and affiliates. As of the date of this Information Circular, Enerplus is not aware of any Unitholder who would not be considered an Independent Unitholder, and therefore it is anticipated that all Unitholders will be eligible to vote their Trust Units on the resolution set forth below.

Enerplus has reviewed its Original Plan for conformity with current practices of Canadian issuers with respect to shareholder and unitholder rights plan design. Based on its review, Enerplus has determined that, since March, 1999, when the Original Plan was implemented, there have been few changes in those practices. As a result, on

March 7, 2002, the Board of Directors resolved to continue the Original Plan with certain amendments by approving an amended and restated unitholder rights plan (the "Amended Plan") proposed to be dated April 25, 2002, subject to regulatory approval and approval by the Independent Unitholders at the Meeting. Other than the few exceptions described in Appendix "B" to this Information Circular, the Amended Plan is identical to the Original Plan in all material respects.

A summary of the key features of the Amended Plan is attached as Appendix "B" to this Information Circular. All capitalized terms used in this section of the Information Circular and Appendix "B" have the meaning set forth in the Amended Plan unless otherwise indicated. The complete text of the Amended Plan is posted on Enerplus' website at www.enerplus.com and is available to any Unitholder on request from the Corporate Secretary of EnerMark Inc.

TEXT OF RESOLUTION

At the Meeting, the Fund's Independent Unitholders will be asked to consider and, if thought fit, to pass, a resolution in the form set forth below to approve the continuation of Enerplus' unitholder rights plan and its amendment and restatement in the form of the Amended Plan:

     BE IT RESOLVED AS AN ORDINARY RESOLUTION THAT:

     1. The unitholder rights plan of Enerplus Resources Fund ("Enerplus") be continued and the Amended and Restated Unitholder Rights Plan Agreement to be made as of April 25, 2002 between Enerplus and CIBC Mellon Trust Company (the "Rights Agent"), which amends and restates the Unitholder Rights Plan Agreement dated March 5, 1999 between Enerplus and the Rights Agent (the "Original Plan") and continues the rights issued under the Original Plan, be and it is hereby ratified, confirmed and approved.

     2. Any director or officer of EnerMark Inc. be authorized to do all such things and execute all such documents and instruments as may be necessary or desirable to give effect to this resolution.

IT IS THE INTENTION OF THE PERSONS NAMED IN THE ENCLOSED FORM OF PROXY, IF NAMED AS PROXY AND NOT EXPRESSLY DIRECTED TO THE CONTRARY, TO VOTE IN FAVOUR OF THE ABOVE RESOLUTION.

VOTE REQUIRED

Unitholder approval and reconfirmation of the Amended Plan is not required by law but is required by the terms of the Original Plan and applicable stock exchange rules. The foregoing resolution must be approved by a simple majority of 50% plus one vote of the votes cast by the Independent Unitholders at the Meeting. If the above resolution is passed at the Meeting, then Enerplus and the Rights Agent will execute the Amended Plan effective as of the date the resolution is passed.

If the resolution is not passed at the Meeting, the Original Plan will become void and of no further force and effect, the Amended Plan will not be executed and will never become effective and Enerplus will no longer have any form of unitholder rights plan.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors has determined that it continues to be advisable and in the best interests of Enerplus and its Unitholders that Enerplus have in place a unitholder rights plan in the form of the Amended Plan. Accordingly, the Board of Directors unanimously recommends that the Unitholders vote in favour of the reconfirmation and approval of the Amended Plan. Enerplus has been advised that the directors of EnerMark Inc. and senior officers of EnerMark Inc. and EGEM intend to vote all Trust Units held by them in favour of the confirmation and approval of the Amended Plan.

The Board of Directors reserves the right to alter any terms of or not proceed with the Amended Plan at any time prior to the Meeting if the Board of Directors determines that it would be in the best interests of Enerplus and the Unitholders to do so, in light of subsequent developments.

OBJECTIVES OF THE AMENDED PLAN

In the case of both the Original Plan and the Amended Plan, neither plan was adopted or approved in response to or in anticipation of any pending or threatened take-over bid, nor to deter take-over bids generally. As of the date of this Information Circular, the Board of Directors was not aware of any third party considering or preparing any proposal to acquire control of Enerplus. The primary objectives of the Amended Plan, as with the Original Plan, are to ensure that, in the context of a bid for control of Enerplus through an acquisition of the Fund's Trust Units, the Board of Directors has sufficient time to explore and develop alternatives for maximizing Unitholder value, to provide adequate time for competing bids to emerge, to ensure that Unitholders have an equal opportunity to participate in such a bid and to give them adequate time to properly assess the bid and lessen the pressure to tender typically encountered by a securityholder of an issuer that is subject to a bid.

In approving the Amended Plan, the Board of Directors considered the following concerns inherent in the existing legislative framework governing take-over bids in Canada:

     (a) TIME. Current legislation permits a take-over bid to expire in 35 days. The Board of Directors is of the view that this is not sufficient time to permit Unitholders to consider a take-over bid and to make a reasoned and unhurried decision. The Amended Plan provides a mechanism whereby the minimum expiry period for a Take-over Bid must be 45 days after the date of the bid and the bid must remain open for a further period of 10 Business Days after the Offeror publicly announces that the Trust Units deposited or tendered and not withdrawn constitute more than 50% of the Trust Units outstanding held by Independent Unitholders (generally, Unitholders other than the Offeror or Acquiring Person (someone who beneficially owns greater than 20% of the outstanding Trust Units), their Associates and Affiliates, and Persons acting jointly or in concert with the Offeror or Acquiring Person). The Amended Plan is intended to provide Unitholders with adequate time to properly evaluate the offer and to provide the Board of Directors with sufficient time to explore and develop alternatives for maximizing Unitholder value. Those alternatives could include, if deemed appropriate by the Board of Directors, the identification of other potential bidders, the conducting of an orderly auction or the development of a restructuring alternative which could enhance Unitholder value.

     (b) PRESSURE TO TENDER. A Unitholder may feel compelled to tender to a bid which the Unitholder considers to be inadequate out of a concern that failing to tender may result in the Unitholder being left with illiquid or minority discounted securities in Enerplus. This is particularly so in the case of a partial bid for less than all securities of a class, where the bidder wishes to obtain a control position but does not wish to acquire all of the Trust Units. The Amended Plan provides a Unitholder approval mechanism in the Permitted Bid provision which is intended to ensure that a Unitholder can separate the tender decision from the approval or disapproval of a particular take-over bid. By requiring that a bid remain open for acceptance for a further 10 Business Days following public announcement that more than 50% of the Trust Units held by Independent Unitholders have been deposited, a Unitholder's decision to accept a bid is separated from the decision to tender, lessening the undue pressure to tender typically encountered by a securityholder of an issuer that is the subject of a take-over bid.

     (c) UNEQUAL TREATMENT. While existing securities legislation has substantially addressed many concerns of unequal treatment, there remains the possibility that control of an issuer may be acquired pursuant to a private agreement in which a small group of securityholders dispose of their securities at a premium to market price which premium is not shared with other securityholders. In addition, a person may slowly accumulate securities through stock exchange acquisitions which may result, over time, in an acquisition of control without payment of fair value for control or a fair sharing of a control premium among all securityholders. The Amended Plan addresses these concerns by applying to all acquisitions of greater than 20% of the Trust
          Units, to better ensure that Unitholders receive equal treatment.

GENERAL IMPACT OF THE AMENDED PLAN

It is not the intention of the Board of Directors, in continuing Enerplus' unitholder rights plan, to secure the continuance of existing directors or management in office, nor to avoid a bid for control of Enerplus in a transaction that is fair and in the best interests of Unitholders. For example, through the Permitted Bid mechanism, described in more detail in the summary contained in Appendix "B", Unitholders may tender to a bid which meets the Permitted Bid criteria without triggering the Amended Plan, regardless of the acceptability of the bid to the Board of Directors. Furthermore, even in the context of a bid that does not meet the Permitted Bid criteria, the Board of Directors will continue to be bound to consider fully and fairly any bid for Enerplus' Trust Units in any exercise of its discretion to waive application of the Amended Plan or redeem the Rights. In all such circumstances, the Board of Directors must act honestly and in good faith with a view to the best interests of Enerplus and its Unitholders.

The Amended Plan does not preclude any Unitholder from utilizing the proxy mechanism to promote a change in the management or direction of Enerplus, and has no effect on the rights of holders of outstanding Trust Units of Enerplus to requisition a meeting of Unitholders in accordance with the provisions of Enerplus' governing documents and securities legislation, or to enter into agreements with respect to voting their Trust Units. The definitions of "Acquiring Person" and "Beneficial Ownership" have been developed to minimize concerns that the plan may be inadvertently triggered or triggered as a result of an overly-broad aggregating of holdings of institutional Unitholders and their clients.

The Amended Plan will not interfere with the day-to-day operations of Enerplus. The issuance of the Rights does not in any way alter the financial condition of Enerplus, impede its business plans or alter its financial statements. In addition, the Amended Plan is initially not dilutive and is not expected to have any effect on the trading of Trust Units. However, if a Flip-In Event occurs and the Rights separate from the Trust Units, as described in the summary contained in Appendix "B", reported earnings per unit and reported cash flow per unit on a fully-diluted or non-diluted basis may be affected. In addition, holders of Rights not exercising their Rights after a Flip-In Event may suffer substantial dilution.

In summary, the Board of Directors believes that the dominant effect of the Amended Plan will be to enhance Unitholder value, and ensure equal treatment of all Unitholders in the context of an acquisition of control.

CANADIAN FEDERAL INCOME TAX CONSEQUENCES

Under the provisions of the INCOME TAX ACT (Canada) the ("Tax Act"), the issue of the Rights can give rise to a taxable benefit which must be included in the income of Unitholders. However, no amount must be included in the income of Unitholders if the Rights do not have a monetary value at the date of issue. Enerplus considers that the Rights, when issued, will have negligible monetary value, there being only a remote possibility that the Rights will ever be exercised.

Assuming that the Rights have no value, Unitholders will not be required to include any amount in income, or be subject to withholding tax, under the Tax Act as a result of the issuance of the Rights. The Rights will be considered to have been acquired at no cost.

The holders of Rights may have an income inclusion, or be subject to tax, under the Tax Act if the Rights are exercised or otherwise disposed of.

This statement is of a general nature only and is not intended to constitute nor should it be construed to constitute legal or tax advice to any particular Unitholder. Unitholders are advised to consult their own tax advisors regarding the consequences of acquiring, holding, exercising or otherwise disposing of their Rights, taking into account their own particular circumstances and any applicable tax laws.

UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

As Enerplus considers that the possibility of the rights becoming exercisable is both remote and speculative, under a current U.S. Internal Revenue Service ruling the adoption of the Amended Plan will not constitute a distribution of stock or property by Enerplus to its Unitholders, an exchange of property or stock, or any other event giving rise to the realization of gross income by any Unitholder. The holder of Rights may have taxable income if the Rights become exercisable or are exercised or sold. In the event the Rights should become exercisable, Unitholders should consult their own tax advisor concerning the consequences of acquiring, holding, exercising or disposing of their Rights.

ELIGIBILITY FOR INVESTMENT IN CANADA

The Rights are qualified investments under the Tax Act for registered retirement savings plans, registered retirement income funds, registered education savings plans and deferred profit savings plans, and will not constitute foreign property of any such plan or any other taxpayer subject to Part XI of the Tax Act, provided that the Trust Units continue to be qualified investments that are not foreign property for such plans.

The issuance of the Rights will not affect the eligibility of the Trust Units as investments for investors governed by certain Canadian federal and provincial legislation governing insurance companies, trust companies, loan companies and pension plans.

                             EXECUTIVE COMPENSATION

MANAGEMENT AGREEMENT

EGEM has been retained by Enerplus and its operating subsidiaries pursuant to the Management, Advisory and Administration Agreement among EGEM, the Fund, EnerMark Inc., Enerplus Resources Corporation and CIBC Mellon Trust Company, as trustee, dated June 21, 2001, as amended (the "Management Agreement") to manage and administer the business and affairs of Enerplus and its subsidiaries, subject to the supervision of the Board of Directors. EGEM is an indirect wholly owned subsidiary of El Paso Energy Corporation of Houston, Texas and EGEM's head office is located at 1900, 700 - 9th Avenue S.W., Calgary, Alberta T2P 3V4. The directors of EGEM are Gordon J. Kerr and Robert R. Rooney (both of Calgary, Alberta) and Robert L. Zorich and Gary R. Petersen (both of Houston, Texas). The senior officers of EGEM are Gordon J. Kerr, Heather J. Culbert, Garry A. Tanner, Eric P. Tremblay, Robert J. Waters, Ian Dundas, Larry Titley and Christina Meeuwsen, all of Calgary, Alberta. There were no amounts paid to EGEM by Enerplus in the year ended December 31, 2001 except for payments pursuant to the Management Agreement.

EGEM manages all operational aspects of Enerplus' operating subsidiaries and administers all matters relating to the Fund. However, significant decisions relating to Enerplus and its operating subsidiaries including, among other things, significant acquisitions or dispositions of properties or assets and the approval of budgets, credit facilities, securities offerings and corporate acquisitions, as well as the yearly renewal of the Management Agreement (as discussed below), are subject to the approval of the Board of Directors.

At the time of the merger of Enerplus and EnerMark Income Fund on June 21, 2001, the manner in which EGEM receives fees in consideration for its services provided to Enerplus under the Management Agreement was significantly revised. Under the new agreement, base management fees were set at 2.75% of Enerplus' operating income (compared to pre-June 21, 2001 rates of 2.2% for EnerMark Income Fund and 3.5% for Enerplus). In addition, acquisition and divestment fees were eliminated and were replaced by performance fees based on both the total return of the Fund, and its relative performance as compared to other senior oil and gas trusts. The performance fees can range between 0% and 4% of the operating income of Enerplus. In addition, EGEM is reimbursed for all general and administrative costs incurred by it in performing its duties under the Management Agreement. In connection with the merger, EGEM was guaranteed a minimum performance fee of $5 million in 2001, which was capitalized as part of the merger cost.

As described above, there are two types of incremental performance fees which can range, in the aggregate from 0% to 4% of Enerplus' operating income for the relevant period and which are based on the performance of the Fund in any calendar year (and initially for the period from May 10, 2001 to December 31, 2001):

     (a) TOTAL RETURN PERFORMANCE FEE (minimum 0%, maximum 2% of the Fund's operating income).

          (i) If the total return of the Trust Units in the period (i.e., the amount of distributions paid and appreciation in Trust Unit price) is less than the yield on 10-year Government of Canada bonds plus 5%, then no Total Return Performance Fee will be paid (subject to the minimum payment described in (iv) below).

          (ii) If the total return of the Trust Units in the period exceeds the yield on 10-year Government of Canada bonds plus 15%, then the Total Return Performance Fee will be 2% of the operating income of the Fund for that period.

          (iii) If the total return of the Trust Units is between the yield on 10-year Government of Canada bonds plus a factor of 5% to 15%, then a sliding scale calculation, ranging from 0% to 2% of the operating income of the Fund (subject to the minimum payment described in (iv) below), will be used.

          (iv) Notwithstanding the above, if the total return of the Trust Units in the period exceeds 11%, then the Total Return Performance Fee will be a minimum of 0.5% of the Fund's operating income for the period.

     (b) RELATIVE PERFORMANCE FEE (minimum 0%, maximum 2% of the Fund's operating income).

          The relative performance of Enerplus as compared to eight other qualifying oil and gas trusts in the relevant period will be ranked based on distributions paid and unit price appreciation in that period. The Relative Performance Fee will be calculated using a percentage equal to 2% divided by the number of trusts in the top half of the rankings which Enerplus is below the number one ranking, and subtracting the product obtained thereby from 2%. If the resulting value obtained is less than zero, then no Relative Performance Fee will be paid. Otherwise the Relative Performance Fee will be the amount obtained by multiplying the resulting percentage (not to exceed 2% of the Fund's operating income) by the operating income of the Fund. In effect, Enerplus must rank at least fourth out of the eight largest trusts (including Enerplus) before any Relative Performance Fee is payable.

The fee arrangements under the Management Agreement will be reviewed annually with the Board of Directors. The new management fee arrangements were designed to better align the interests of the manager with the interests of Unitholders.

In the year ended December 31, 2001, a total of $9.323 million was paid to EGEM for the base management fee and a total of $30,363,000 was reimbursed to EGEM in respect of general and administrative expenses. Of this amount, $12,971,000 was expensed, $7,547,000 was capitalized and $9,845,000 was recovered in respect of operations. The management fees are described further in Note 7 to the Fund's audited consolidated financial statements for the year ended December 31, 2001, which are contained in the Fund's 2001 Annual Report.

Prior to the merger with EnerMark Income Fund on June 21, 2001, the Management Agreement did not provide for payment of either the total return performance fee or the relative performance fee described above, but instead EGEM received fees based on acquisitions or dispositions completed by Enerplus. A total of $302,000 was paid to EGEM in respect of acquisition and disposition fees incurred up to June 21, 2001.

The Management Agreement is in effect for continuous three year terms, and as a result of the approval of the Board of Directors on March 7, 2002, the current term will expire on June 30, 2005. The Management Agreement may be terminated prior to the expiration of its term upon the occurrence of certain events, the provision of certain notice periods or the payment of certain termination fees to EGEM.

Neither Enerplus nor its operating subsidiaries has any understanding or agreement with any other entity for the purpose of that other entity furnishing compensation to officers or directors of EnerMark Inc., other than pursuant to the Management Agreement.

Neither EGEM nor any of its directors or officers, nor any associates or affiliates of any of the foregoing, has been indebted to Enerplus since January 1, 2001. As part of the merger between Enerplus and EnerMark Income Fund on June 21, 2001, the terms of the Management Agreement, including the compensation paid to EGEM under that agreement, were amended, as described above, and certain directors and officers of EGEM, as well as an affiliate of EGEM, received Enerplus Trust Units in exchange for EnerMark Income Fund trust units as a result of the merger. Additionally, certain officers of EGEM have been granted rights to acquire Trust Units pursuant to the Fund's Trust Unit rights incentive plan described below. Additional details of these transactions and arrangements are contained in the Fund's information circular and proxy statement dated May 14, 2001. Additionally, since January 1, 2001, the Fund has entered into a three way crude oil option with an affiliate of EGEM (see Note 8 to the Fund's audited consolidated financial statements for the year ended December 31, 2001 contained in the Fund's 2001 Annual Report).

EXECUTIVE COMPENSATION

As it is a trust, the Fund itself does not directly employ any officers or employees and, as explained above, virtually all management functions are performed by EGEM pursuant to the Management Agreement. Other than the President and Chief Executive Officer of EnerMark Inc., the officers of EnerMark Inc., which is the main operating subsidiary of the Fund, do not receive any compensation directly from the Fund or EnerMark Inc. for their services. Gordon
J. Kerr received $355,233 in total cash compensation from EnerMark Inc. and EGEM in respect of his services as President and Chief Executive Officer of EnerMark Inc. and EGEM for services provided to Enerplus in the fiscal year ended December 31, 2001.

TRUST UNIT OPTION PLAN

Historically, Enerplus has had in place a Trust Unit option plan (the "Option Plan") to provide its directors and its and its manager's officers, employees and consultants with the opportunity to acquire Trust Units. Concurrently with the merger with EnerMark Income Fund on June 21, 2001, Enerplus adopted a Trust Unit rights incentive plan to eventually replace the Option Plan, which is described in more detail below under the heading "Trust Units Rights Incentive Plan". However, all options granted under the Option Plan prior to June 21, 2001 will remain outstanding until their expiration but no additional options are intended to be granted under the Option Plan. The aggregate number of Trust Units reserved for issuance under the Option Plan is 438,000, and as at March 7, 2002 there were a total of 248,857 options outstanding with exercise prices ranging from $15.30 to $22.90 and expiry dates ranging from December 31, 2002 to December 31, 2004. Options granted under the Option Plan generally vest as to 33 1/3% per annum and expire at the end of the third calendar year following the year in which the options are granted.

A summary of the options granted to the President and Chief Executive Officer of EnerMark Inc. and EGEM as at the date hereof is shown in the following table. As of March 7, 2002, Mr. Kerr had not exercised any of his options to acquire Trust Units of Enerplus Resources Fund.

                       SUMMARY TABLE OF TRUST UNIT OPTIONS

------------------- ------------------ --------------- ----------------- ------------------ --------------------
                    PERCENT OF TOTAL
                     OPTIONS GRANTED                   MARKET VALUE AT
NUMBER OF OPTIONS    WITHIN THE YEAR   EXERCISE PRICE   DATE OF GRANT      DATE OF GRANT        EXPIRY DATE
=================== ================== =============== ================= ================== ====================
     5,773(1)             4.76%            $15.30           $15.30         March 8, 1999     December 31, 2002
     1,925                1.52%            $17.10           $17.10       January 27, 2000    December 31, 2003
     6,250                2.50%            $22.90           $22.90       January 25, 2001    December 31, 2004
------------------ ------------------ --------------- ----------------- ------------------ --------------------

NOTE:

(1) These options were granted to Mr. Kerr upon his initial appointment as an officer of the Enerplus Group of Companies.

TRUST UNIT RIGHTS INCENTIVE PLAN

On June 21, 2001, the Fund's Unitholders approved the adoption of a Trust Unit rights incentive plan (the "Incentive Plan") pursuant to which rights to acquire Trust Units may be granted to the directors of EnerMark Inc. and the officers, employees and consultants of Enerplus' subsidiaries and EGEM. The Incentive Plan is similar to the Option Plan, except that once the Fund's distributions to Unitholders exceed 10% of the net property, plant and equipment account on Enerplus' balance sheet, on a per unit basis, in a calendar year (adjusted as to 2.5% of the net property, plant and equipment, on a per unit basis, at the end of each calendar quarter), the exercise price of the rights are reduced by a corresponding per unit amount. Rights granted under the Incentive Plan vest as to 50% one year following the date of grant, 33% two years after the date of grant and 17% three years after the date of grant, and the rights are exercisable until the end of the third calendar year following the year in which the applicable rights vest. A total of 2,740,401 Trust Units are reserved for issuance under the Incentive Plan, and as of March 7, 2002 there were a total of 1,360,453 rights outstanding under the Incentive Plan at an exercise price of $24.50, all of which were granted on November 27, 2001.

A summary of the rights granted to the President and Chief Executive Officer of EnerMark Inc. and EGEM pursuant to the Incentive Plan, none of which have been exercised as at the date hereof, is shown in the following table.

                       SUMMARY TABLE OF TRUST UNIT RIGHTS

------------------ -------------------- --------------- ------------------ ------------------ ------------------
                    PERCENT OF TOTAL
                     RIGHTS GRANTED        CURRENT       MARKET VALUE AT
NUMBER OF RIGHTS     WITHIN THE YEAR    EXERCISE PRICE    DATE OF GRANT      DATE OF GRANT     EXPIRY DATE(1)
================== ==================== =============== ================== ================== ==================
     80,000               5.88%             $24.50           $24.50        November 27, 2001  December 31, 2005
                                                                                                   to 2007
------------------ -------------------- --------------- ------------------ ------------------ ------------------

NOTE:

(1) 40,000 of the rights are scheduled to expire on December 31, 2005, 26,400 of the rights are scheduled to expire on December 31, 2006 and 13,600 of the rights are scheduled to expire on December 31, 2007.

REMUNERATION OF DIRECTORS

The Board of Directors is currently composed of nine directors, six of which are independent directors. The directors of EnerMark Inc., except for the three directors who are members of management or nominees of EGEM, receive an annual retainer of $15,000 per annum, other than the Chairman of the Board of Directors who receives an annual retainer of $42,000.00. In addition, those directors acting as chairman of a committee receive an additional amount of $8,000 per annum and each director, except for the three directors nominated by EGEM, receives $1,000 for each meeting of the Board of Directors or any committee which they attend. Directors are also reimbursed for travel expenses related to their attendance at such meetings. During the last completed financial year, Enerplus paid a total of $155,750 to its directors for their annual retainer, and a total of $142,000 to its directors for their attendance at meetings of the Board of Directors and its committees.

PERFORMANCE CHART

                     INDEBTEDNESS OF DIRECTORS AND OFFICERS

None of the directors or proposed directors of EnerMark Inc. or the senior officers of EnerMark Inc. or EGEM, or any associate or affiliate of the foregoing, has been indebted to Enerplus at any time since January 1, 2001.

           INTERESTS OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS

To the knowledge of the Board of Directors and management of Enerplus, none of the directors or proposed directors of EnerMark Inc. or the senior officers of EnerMark Inc. or EGEM, or any associate or affiliate of the foregoing, has had any material interest, direct or indirect, in any material transaction with Enerplus since January 1, 2001 or in any proposed transaction that would materially affect Enerplus, except with respect to the merger of Enerplus and EnerMark Income Fund as described in Enerplus' Information Circular and Proxy Statement dated May 14, 2001, as described elsewhere in this Information Circular and with respect to management services provided by EGEM to Enerplus. Pursuant to the Management Agreement, EGEM provides management, advisory and administration services to Enerplus in respect of which management fees are paid to EGEM. EGEM is also entitled to reimbursement of general and administration costs incurred in carrying out such management functions.

                   STATEMENT OF CORPORATE GOVERNANCE PRACTICES

                        INTERESTS OF CERTAIN PERSONS AND
                      COMPANIES IN MATTERS TO BE ACTED UPON

To the knowledge of Enerplus, none of the directors or proposed directors of EnerMark Inc., the senior officers of EnerMark Inc. or EGEM or anyone who has held such offices since the beginning of Enerplus' last financial year, or any affiliate or associate of the foregoing, has any material interest, direct or indirect, in any matter to be acted upon at the Meeting, except as otherwise disclosed herein.

                                  OTHER MATTERS

As of the date of this Information Circular, neither the Board of Directors or management of Enerplus knows of any amendment, variation or other matter to come before the Meeting other than the matters referred to in the Notice of Meeting. If any other matter properly comes before the Meeting, however, the accompanying proxies will be voted on such matter in accordance with the best judgment of the person or persons voting the proxies.

                               DIRECTORS' APPROVAL

The contents and sending of this Information Circular have been approved by the directors of EnerMark Inc.

                                   CERTIFICATE

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

     "GORDON J. KERR"                           "ROBERT J. WATERS"
     --------------------------------           --------------------------------
     Gordon J. Kerr                             Robert J. Waters
     President and                              Senior Vice President and
     Chief Executive Officer of                 Chief Financial Officer of
     EnerMark Inc.                              EnerMark Inc.

Calgary, Alberta
March 7, 2002.

                                  APPENDIX "A"

                   EXTRAORDINARY RESOLUTION OF THE UNITHOLDERS
                     OF ENERPLUS RESOURCES FUND (THE "FUND")
                          TO AMEND THE TRUST INDENTURE

BE IT RESOLVED AS AN EXTRAORDINARY RESOLUTION THAT:

1.   The Amended and Restated Trust Indenture dated June 21, 2001 (the
     "Trust Indenture") among CIBC Mellon Trust Company (the "Trustee"), EnerMark Inc. ("EnerMark") and Enerplus Resources Corporation ("ERC") be amended as follows:

     (a) The definition of "Auditors" in subsection 1.01(d) be deleted in its entirety and replaced with the following:

          "(d) "AUDITORS" means the firm or firms of chartered accountants appointed as auditors of the Fund in accordance with this Indenture;";

     (b) Subsection 11.05(b) be deleted in its entirety and replaced with the following:

          "(b) the nomination of the Auditors as provided in Section 16.02 and the removal and reappointment of Auditors as provided in
                Section 16.04;";

     (c)  Article 16 be deleted in its entirety and replaced with the following:

                                   "ARTICLE 16
                                    AUDITORS

          16.01    QUALIFICATION OF AUDITORS

                   The Auditors shall be an independent recognized firm of chartered accountants which has an office within Alberta.

          16.02    APPOINTMENT OF AUDITORS

                   Subject to Sections 16.04 and 16.05, the Auditors will be selected at each annual meeting of Trust Unitholders. The Auditors will receive such remuneration as may be approved by the directors of the Corporation.

          16.03    AUDITORS CEASING TO HOLD OFFICE

                   The Auditors shall cease to hold office when the Auditor resigns or is removed pursuant to Section 16.04. The resignation of the Auditors shall become effective at the time a written resignation is sent to the Fund or at the time specified in the resignation, whichever is later.

          16.04    REMOVAL OF AUDITORS

                   The Auditors may at any time be removed by the Trustee with the approval of a majority of the votes cast by Trust Unitholders at a meeting of Trust Unitholders duly called for that purpose. A vacancy created by the removal of Auditors as aforesaid may be filled by the Trustee with the approval of a majority of votes cast by Trust Unitholders at a meeting duly called for that purpose, or if not so filled, may be filled under Section 16.05.

          16.05    FILLING VACANCY

                   The board of directors of the Corporation shall forthwith fill a vacancy in the office of Auditors. The Auditors appointed to fill a vacancy shall hold office until the unexpired term of the Auditors' predecessor. The board of directors of the Corporation shall fix the remuneration of the Auditors appointed to fill such a vacancy.

          16.06    REPORTS OF AUDITORS

                   The Auditors shall audit the accounts of the Fund at least once in each year and a report of the Auditors with respect to the annual financial statements of the Fund shall be provided to each Trust Unitholder with notice of the annual general meeting of the Fund."; and

     (d) to make such other related amendments as may be necessary or desirable to give full effect to the foregoing resolution, including any amendments to any other material agreement to which the Fund is party.

2. The Trustee and any director or officer of EnerMark and ERC, respectively, are authorized and directed to enter into, execute and deliver an amended and restated Trust Indenture which incorporates the amendments to the Trust Indenture and any other relevant agreement described above and to execute and deliver all documents and to do all such other things as are necessary or desirable to give effect to the foregoing amendments and resolution, and any director or officer of EnerMark is authorized to settle the definitive terms of the amended and restated Trust Indenture and such other documents and such documents as executed shall be deemed to be the documents authorized by this resolution.

3. Notwithstanding the foregoing, the Trustee and the directors of EnerMark are hereby authorized to revoke this Extraordinary Resolution before it is acted upon without further approval of the unitholders of the Fund if they determine the same to be necessary or desirable and in the best interests of the Fund and its unitholders.

                                  APPENDIX "B"
             SUMMARY OF AMENDED AND RESTATED UNITHOLDER RIGHTS PLAN

The following is a summary of the features of the Amended Plan. The summary is qualified in its entirety by the full text of the Amended Plan, a copy of which is available on request from the Corporate Secretary of EnerMark Inc. as described in the Information Circular. All capitalzed terms used in this summary without definition have the meanings attributed to them in the Amended Plan unless otherwise indicated. Except where specifically mentioned in the following summary, there are no substantive differences between the Amended Plan and the Original Plan.

(a)      ISSUANCE OF RIGHTS

         One Right was issued by the Fund in respect of each Trust Unit outstanding at the close of business on March 5, 1999, the date of implementation of the Original Plan, and one Right was issued and will continue to be issued in respect of each Trust Unit of the Fund issued thereafter, prior to the earlier of the Separation Time and the Expiration Time. Under the Amended Plan, the Rights are simply reconfirmed and the Fund reconfirms its authorization to continue the issuance of one new Right for each Trust Unit issued. Each Right entitles the registered holder thereof to purchase from the Fund one Trust Unit at the exercise price of Cdn. $300 per Trust Unit (as constituted on the date of the Amended Plan), subject to adjustment and certain anti-dilution provisions (the "Exercise Price"). The Exercise Price under the Original Plan was initially $50; however, the Exercise Price was adjusted to reflect the one for six consolidation of the Trust Units that occurred on June 8, 2000. The Rights are not exercisable until the Separation Time. If a Flip-In Event occurs, each Right will entitle the registered holder to receive, upon payment of the Exercise Price, Trust Units of the Fund having an aggregate market price equal to twice the Exercise Price.

         The Amended Plan includes a new provision that the Fund is not required to issue or deliver Rights, or securities upon the exercise of Rights, outside Canada or the United States where such issuance or delivery would be unlawful without registration of the relevant Persons or securities. If the Amended Plan would require compliance with securities laws or comparable legislation of a jurisdiction outside Canada and the United States, the Board of Directors may establish procedures for the issuance to a Canadian resident fiduciary of such securities, to hold such Rights or other securities in trust for the Persons beneficially entitled to them, to sell such securities, and to remit the proceeds to such Persons.

(b)      TRADING OF RIGHTS

         Until the Separation Time (or the earlier termination or expiration of the Rights), the Rights will be evidenced by the certificates representing the Trust Units of the Fund and will be transferable only together with the associated Trust Units. From and after the Separation Time, separate certificates evidencing the Rights ("Rights Certificates") will be mailed to holders of record of Trust Units (other than an Acquiring Person) as of the Separation Time. Rights Certificates will also be issued in respect of Trust Units issued prior to the Expiration Time, to each holder (other than an Acquiring Person) converting, after the Separation Time, securities ("Convertible Securities") convertible into or exchangeable for Trust Units. The Rights will trade separately from the Trust Units after the Separation Time.

(c)      SEPARATION TIME

         The Separation Time is the Close of Business on the tenth Business Day after the earlier of (i) the "Trust Unit Acquisition Date", which is generally the first date of public announcement of facts indicating that a Person has become an Acquiring Person; and (ii) the date of the commencement of, or first public announcement of the intent of any Person (other than the Fund or any Subsidiary of the Fund) to commence a Take-over Bid (other than a Permitted Bid or a Competing Permitted Bid, and the Amended Plan requires such bid to continue to satisfy the requirements of a Permitted Bid or Competing Permitted Bid). In either case, the Separation Time can be such later date as may from time to time be determined by the Board of Directors. If a Take-over Bid expires, is cancelled, terminated or otherwise withdrawn prior to the Separation Time, it shall be deemed never to have been made.

(d)      ACQUIRING PERSON

         In general, an Acquiring Person is a Person who is the Beneficial Owner of 20% or more of the Fund's outstanding Trust Units. Excluded from the definition of "Acquiring Person" are the Fund and its Subsidiaries, and any Person who becomes the Beneficial Owner of 20% or more of the outstanding Trust Units as a result of one or more or any combination of an acquisition or redemption by the Fund of Trust Units, a Permitted Bid Acquisition, an Exempt Acquisition, a Convertible Security Acquisition and a Pro Rata Acquisition. The definitions of "Permitted Bid Acquisition", "Exempt Acquisition", "Convertible Security Acquisition" and "Pro Rata Acquisition" are set out in the Amended Plan. However, in general:

         (i) a "Permitted Bid Acquisition" means an acquisition of Trust Units made pursuant to a Permitted Bid or a Competing Permitted Bid; and

         (ii) an "Exempt Acquisition" means an acquisition of Trust Units in respect of which the Board of Directors has waived the application of the Amended Plan, which was made prior to the date of the Original Plan, which was made pursuant to a distribution reinvestment plan of the Fund, which was made pursuant to the receipt or exercise of rights issued by the Fund to all the holders of Trust Units (other than holders resident in a jurisdiction where such distribution is restricted or impracticable as a result of applicable law) to subscribe for or purchase Trust Units or Convertible Securities (provided that the Person does not thereby acquire a greater percentage of the Trust Units or Convertible Securities so offered than the percentage owned immediately prior to such acquisition, which is an addition to the Amended Plan that was not in the Original Plan), which was made pursuant to a distribution to the public by the Fund of Trust Units or Convertible Securities made pursuant to a prospectus (provided that the Person does not thereby acquire a greater percentage of the Trust Units or Convertible Securities so offered than the percentage owned immediately prior to such acquisition, which is again an addition to the Amended Plan) or which was made pursuant to a distribution by the Fund of Trust Units or Convertible Securities by way of a private placement by the Fund or upon the exercise by an individual employee of Trust Unit options or rights granted under a Trust Unit option or rights incentive plan of the Fund or rights to purchase securities granted under a Trust Unit purchase plan of the Fund.

                  A new addition to the definition of "Exempt Acquisition" has been proposed to facilitate mergers of trusts such as the merger between the Fund and EnerMark Income Fund in 2001. In order to provide unitholders of the acquired trust with a tax-deferred rollover in exchange for trust units of the acquiring trust (the "Acquiror"), the transaction structure often involves an intermediate step where the acquired trust itself will momentarily hold a large number of the Acquiror's trust units before distributing those units to the acquired trust's unitholders. If the number of trust units of the Acquiror so held by the acquired trust exceeds 20% of the Acquiror's outstanding trust units, the rights plan may be triggered. As such, the Fund is proposing that, in order to avoid such an event, the definition of "Exempt Acquisition" also include an acquisition of Trust Units which is made as an intermediate step in a series of related transactions in connection with an acquisition by the Fund or its Subsidiaries of a Person or assets, provided that the acquiror of such Trust Units distributes or is deemed to distribute such Trust Units to its securityholders within 10 Business Days of the completion of such acquisition, and following such distribution no Person has become the Beneficial Owner of 20% or more of the Trust Units of the Fund then outstanding.

         (iii) a "Convertible Security Acquisition" means an acquisition of Trust Units upon the exercise of Convertible Securities received by such Person pursuant to a Permitted Bid Acquisition, Exempt Acquisition or a Pro Rata Acquisition;

         (iv) a "Pro Rata Acquisition" means an acquisition of Trust Units or Convertible Securities as a result of a distribution of Trust Units, a Trust Unit split or other similar event, acquired on the same pro rata basis as all other holders of Trust Units.

         Also excluded from the definition of "Acquiring Person" are underwriters or members of a banking or selling group acting in connection with a distribution of securities by way of prospectus or private placement, and a Person in its capacity as an Investment Manager, Trust Company, Plan Trustee, Statutory Body or Crown agent or agency (provided that such person is not making or proposing to make a Take-over Bid).

         To the best of the knowledge of the directors of EnerMark Inc. and senior officers of EnerMark Inc. and EGEM, as of the date hereof, no person is the Beneficial Owner of 20% or more of the outstanding Trust Units.

(e)      BENEFICIAL OWNERSHIP

         GENERAL

         In general, a Person is deemed to Beneficially Own Trust Units actually held by others in circumstances where those holdings are or should be grouped together for purposes of the Amended Plan. Included are holdings by the Person's Affiliates (generally, a person that controls, is controlled by, or under common control with another person) and Associates (generally, relatives sharing the same residence). Also included are securities which the Person or any of the Person's Affiliates or Associates has the right to acquire within 60 days (other than (1) customary agreements with and between underwriters and/or banking group and/or selling group members with respect to a public offering of securities; or (2) pursuant to a pledge of securities).

         A Person is also deemed to "Beneficially Own" any securities that are Beneficially Owned (as described above) by any other Person with which the Person is acting jointly or in concert (a "Joint Actor"). A Person is a Joint Actor with any Person who is a party to an agreement, arrangement or understanding with the first Person or an Associate or Affiliate thereof to acquire or offer to acquire Trust Units.

         INSTITUTIONAL UNITHOLDER EXEMPTIONS FROM BENEFICIAL OWNERSHIP

         The definition of "Beneficial Ownership" contains several exclusions whereby a Person is not considered to "Beneficially Own" a security. There are exemptions from the deemed "Beneficial Ownership" provisions for institutional Unitholders acting in the ordinary course of business. These exemptions apply to (i) an investment manager ("Investment Manager") which holds securities in the ordinary course of business in the performance of its duties for the account of any other Person (a "Client"); (ii) a licensed trust company ("Trust Company") acting as trustee or administrator or in a similar capacity in relation to the estates of deceased or incompetent persons (each an "Estate Account") or in relation to other accounts (each an "Other Account") and which holds such security in the ordinary course of its duties for such accounts; (iii) the administrator or the trustee (a "Plan Trustee") of one or more pension funds or plans (a "Plan") registered under applicable law; (iv) a Person who is a Plan or is a Person established by statute (the "Statutory Body"), and its ordinary business or activity includes the management of investment funds for employee benefit plans, pension plans, insurance plans, or various public bodies, or (v) a Crown agent or agency. The foregoing exemptions only apply so long as the Investment Manager, Trust Company, Plan Trustee, Plan, Statutory Body or Crown agent or agency is not then making or has not then announced an intention to make a Take-over Bid, other than an Offer to Acquire Trust Units or other securities pursuant to a distribution by the Fund or by means of ordinary market transactions.

         A Person will not be deemed to "Beneficially Own" a security because
         (i) the Person is a Client of the same Investment Manager, an Estate Account or an Other Account of the same Trust Company, or Plan with the same Plan Trustee as another Person or Plan on whose account the Investment Manager, Trust

         Company or Plan Trustee, as the case may be, holds such security; or
         (ii) the Person is a Client of an Investment Manager, Estate Account, Other Account or Plan, and the security is owned at law or in equity by the Investment Manager, Trust Company or Plan Trustee, as the case may be.

         EXEMPTION FOR PERMITTED LOCK-UP AGREEMENT

         A Person will not be deemed to "Beneficially Own" any security where the holder of such security has agreed to deposit or tender such security pursuant to a Permitted Lock-up Agreement to a Take-over Bid made by such Person or such Person's Affiliates or Associates or a Joint Actor, or such security has been deposited or tendered pursuant to a Take-over Bid made by such Person or such Person's Affiliates, Associates or Joint Actors until the earliest time at which any such tendered security is accepted unconditionally for payment or is taken up or paid for.

         A Permitted Lock-up Agreement is essentially an agreement between a Person and one or more holders of Trust Units (the terms of which are publicly disclosed and available to the public within the time frames set forth in the definition of Permitted Lock-up Agreement) pursuant to which each Locked-up Person agrees to deposit or tender Trust Units to the Lock-up Bid and which further provides that such agreement permits the Locked-up Person to withdraw its Trust Units in order to deposit or tender the Trust Units to another Take-over Bid or support another transaction: (i) at a price or value that exceeds the price under the Lock-Up Bid; or (ii) is for a number of Trust Units at least 7% greater than the number of Trust Units under the Lock-Up Bid at a price or value that is not less than the price or value offered in the Lock-up Bid; or (iii) that contains an offering price that exceeds the offering price in the Lock-up Bid by as much as or more than a Specified Amount and does not provide for a Specified Amount greater than 7% of the offering price in the Lock-up Bid. The most significant change between the Amended Plan and the Original Plan relates to the ability of a Locked-up Person to withdraw its Trust Units to support another transaction in the circumstances described in clause (i) above. The Original Plan required the price or value per Trust Unit in the subsequent transaction to be at least 7% in excess of the price or value per Trust Unit in the Lock-up Bid, whereas the Amended Plan permits withdrawal of Trust Units and support of another transaction if the price or value per Trust Unit in the Subsequent Transaction exceeds the Lock-up Bid by any amount. The Amended Plan therefore provides additional flexibility to Unitholders without triggering the provisions of the unitholder rights plan and is consistent with the current practice and state of rights plans in Canada.

         A Permitted Lock-up Agreement may contain a right of first refusal or require a period of delay to give the Person who made the Lock-up Bid an opportunity to match a higher price in another Take-Over Bid or other similar limitation on a Locked-up Person's right to withdraw Trust Units so long as the limitation does not preclude the exercise by the Locked-up Person of the right to withdraw Trust Units during the period of the other Take-Over Bid or transaction. Finally, under a Permitted Lock-up Agreement no "break up" fees, "top up" fees, penalties, expenses or other amounts that exceed in aggregate the greater of (i) 2 1/2% of the price or value of the consideration payable under the Lock-up Bid; and (ii) 50% of the amount by which the price or value of the consideration received by a Locked-up Person under another Take-Over Bid or transaction exceeds what such Locked-up Person would have received under the Lock-up Bid; can be payable by such Locked-up Person if the Locked-up Person fails to deposit or tender Trust Units to the Lock-up Bid or withdraws Trust Units previously tendered thereto in order to deposit such Trust Units to another Take-Over Bid or support another transaction.

(f)      FLIP-IN EVENT

         A Flip-In Event occurs when any Person becomes an Acquiring Person. In the event that, prior to the Expiration Time, a Flip-In Event which has not been waived by the Board of Directors occurs (see "Redemption, Waiver and Termination"), each Right (except for Rights Beneficially Owned or which may thereafter be Beneficially Owned by an Acquiring Person, an Affiliate or Associate of an Acquiring Person or a Joint Actor (or a transferee of such a Person), which Rights will become null and void) shall constitute the right to purchase from the Fund, upon exercise thereof in accordance with the terms of the Amended Plan, that number of Trust Units having an aggregate Market Price on the date of the Flip-In Event equal to twice the Exercise Price, for the Exercise Price (such Right being subject to anti-dilution adjustments). For example, if at the time of the Flip-In Event the Exercise Price is $300 and the Market Price of the Trust Units is $30, the holder of each Right would be entitled to purchase Trust Units having an aggregate Market Price of $600 (that is, 20 Trust Units) for $300 (that is, a 50% discount from the Market Price).

(g)      PERMITTED BID AND COMPETING PERMITTED BID

         A Permitted Bid is a Take-over Bid made by way of a Take-over Bid circular and which complies with the following additional provisions:

         (i) the Take-over Bid is made to all holders of record of Trust Units, other than the Offeror;

         (ii) the Take-over Bid contains irrevocable and unqualified conditions that:

                  A. no Trust Unit shall be taken up or paid for pursuant to the Take-over Bid prior to the close of business on a date which is not less than 45 days following the date of the Take-over Bid and the provisions for the take-up and payment for Trust Units tendered or deposited thereunder shall be subject to such irrevocable and unqualified condition;

                  B. unless the Take-over Bid is withdrawn, Trust Units may be deposited pursuant to the Take-over Bid at any time prior to the close of business on the date of first take-up or payment for Trust Units and all Trust Units deposited pursuant to the Take-over Bid may be withdrawn at any time prior to the close of business on such dates;

                  C. more than 50% of the outstanding Trust Units held by Independent Unitholders must be deposited to the Take-over Bid and not withdrawn at the close of business on the date of first take-up or payment for Trust Units; and

                  D. in the event that more than 50% of the then outstanding Trust Units held by Independent Unitholders have been deposited to the Take-over Bid and not withdrawn as at the date of first take-up or payment for Trust Units under the Take-over Bid, the Offeror will make a public announcement of that fact and the Take-over Bid will remain open for deposits and tenders of Trust Units for not less than 10 Business Days from the date of such public announcement.

         A Competing Permitted Bid is a Take-over Bid that is made after a Permitted Bid has been made but prior to its expiry, satisfies all the requirements of a Permitted Bid as described above, except that a Competing Permitted Bid is not required to remain open for 45 days so long as it is open until the later of (i) the earliest date on which Trust Units may be taken-up or paid for under any earlier Permitted Bid or Competing Permitted Bid that is in existence and (ii) 35 days (or such other minimum period of days as may be prescribed by applicable law in Alberta) after the date of the Take-over Bid constituting the Competing Permitted Bid.

(h)      REDEMPTION, WAIVER AND TERMINATION:

         (i) REDEMPTION OF RIGHTS ON APPROVAL OF HOLDERS OF TRUST UNITS AND RIGHTS. The Board of Directors acting in good faith may, after having obtained the prior approval of the holders of Trust Units or Rights, at any time prior to the occurrence of a Flip-In Event, elect to redeem all but not less than all of the then outstanding Rights at a redemption price of $0.0001 per Right, appropriately adjusted for anti-dilution as provided in the Rights Agreement (the "Redemption Price").

         (ii) WAIVER OF INADVERTENT ACQUISITION. The Board of Directors acting in good faith may waive the application of the Amended Plan in respect of the occurrence of any Flip-In Event if (i) the Board of Directors has determined that a Person became an Acquiring Person under the Amended Plan by inadvertence and without any intent or knowledge that it would become an Acquiring Person; and (ii) the Acquiring Person has reduced its Beneficial Ownership of Trust Units such that at the time of waiver the Person is no longer an Acquiring Person.

         (iii) DEEMED REDEMPTION. In the event that a Person who has made a Permitted Bid or a Take-over Bid in respect of which the Board of Directors has waived or has deemed to have waived the application of the Amended Plan consummates the acquisition of the Trust Units, the Board of Directors shall be deemed to have elected to redeem the Rights for the Redemption Price.

         (iv) DISCRETIONARY Waiver with Mandatory Waiver of Concurrent Bids. The Board of Directors acting in good faith may, prior to the occurrence of the relevant Flip-In Event as to which the Amended Plan has not been waived under this clause, upon prior written notice to the Rights Agent, waive the application of the Amended Plan to a Flip-In Event that may occur by reason of a Take-over Bid made by means of a Take-over Bid circular to all holders of record of Trust Units. However, if the Board of Directors waives the application of the Amended Plan, the Board of Directors shall be deemed to have waived the application of the Amended Plan in respect of any other Flip-In Event occurring by reason of such a Take-over Bid made prior to the expiry of a bid for which a waiver is, or is deemed to have been, granted.

         (v) DISCRETIONARY WAIVER RESPECTING ACQUISITION NOT BY TAKE-OVER BID CIRCULAR. The Board of Directors acting in good faith may, with the prior consent of the holders of Trust Units, determine, at any time prior to the occurrence of a Flip-In Event as to which the application of the Amended Plan has not been waived, if such Flip-In Event would occur by reason of an acquisition of Trust Units otherwise than pursuant to a Take-over Bid made by means of a Take-over Bid circular to holders of Trust Units and otherwise than by inadvertence when such inadvertent Acquiring Person has then reduced its holdings to below 20%, to waive the application of the Amended Plan to such Flip-In Event. However, if the Board of Directors waives the application of the Amended Plan, the Board of Directors shall extend the Separation Time to a date subsequent to and not more than 10 Business Days following the meeting of Unitholders called to approve such a waiver.

         (vi) REDEMPTION OF RIGHTS ON WITHDRAWAL OR TERMINATION OF BID. Where a Take-over Bid that is not a Permitted Bid is withdrawn or otherwise terminated after the Separation Time and prior to the occurrence of a Flip-In Event, the Board of Directors may elect to redeem all the outstanding Rights at the Redemption Price.

         If the Board of Directors is deemed to have elected or elects to redeem the Rights as described above, the right to exercise the Rights will thereupon, without further action and without notice, terminate and the only right thereafter of the holders of Rights is to receive the Redemption Price. Within 10 Business Days of any such election or deemed election to redeem the Rights, the Fund will notify the holders of the Trust Units or, after the Separation Time, the holders of the Rights.

(i)      ANTI-DILUTION ADJUSTMENTS

         The Exercise Price of a Right, the number and kind of securities subject to purchase upon exercise of a Right, and the number of Rights outstanding, will be adjusted in certain events, including:

         (i) if there is a distribution payable in Trust Units or Convertible Securities (other than pursuant to any optional Trust Unit distribution or distribution reinvestment plan or a distribution payable in Trust Units in lieu of a regular periodic cash distribution) on the Trust Units, or a subdivision or consolidation of the Trust Units, or an issuance of Trust Units or Convertible Securities in respect of, in lieu of or in exchange for Trust Units; or

         (ii) if the Fund fixes a record date for the distribution to all holders of Trust Units of certain rights or warrants to acquire Trust Units or Convertible Securities, or for the making of a distribution to all holders of Trust Units of evidences of indebtedness or assets (other than regular periodic cash distribution or a distribution payable in Trust Units) or rights or warrants.

         With respect to adjustments occurring as a result of a distribution of rights or warrants, for internal consistency in the Amended Plan and to avoid triggering the anti-dilution provisions in relatively insignificant circumstances and where the Fund has complied with the requirements of applicable stock exchanges, the Fund has clarified that an adjustment will only occur if such rights or warrants have an exercise price that is less than 90% of the Current Market Price as opposed to an exercise price that is less than the Current Market Price, as was the case in the Original Plan.

(j)      SUPPLEMENTS AND AMENDMENTS

         The Fund may make amendments to correct any clerical or typographical error or which are necessary to maintain the validity of the Rights Agreement as a result of any change in any applicable legislation, rules or regulation. Any changes made to maintain the validity of the Amended Plan shall be may be subject to subsequent confirmation by the holders of the Trust Units or, after the Separation Time, the holders of the Rights.

         Subject to the above exceptions, after the Meeting, any amendment, variation or deletion of or from the Rights Agreement and the Rights is subject to the prior approval of the holders of Trust Units, or, after the Separation Time, the holders of the Rights.

         The Board of Directors reserves the right to alter any terms of or not proceed with the Amended Plan at any time prior to the Meeting if the Board of Directors determines that it would be in the best interests of Enerplus and its Unitholders to do so, in light of subsequent developments.

(k)      EXPIRATION

         If the Amended Plan is ratified, confirmed and approved at the Meeting, it will become effective immediately following such approval and remain in force until the earlier of the Termination Time (the time at which the right to exercise Rights shall terminate pursuant to the Amended
         Plan) and the termination of the annual meeting of the Unitholders in the year 2005 unless at or prior to such meeting the Independent Unitholders ratify the continued existence of the Amended Plan, in which case the Amended Plan would expire at the earlier of the Termination Time and the termination of the annual meeting of Unitholders in the year 2008.

                             ENERPLUS RESOURCES FUND
                             Western Canadian Place
                        Suite 1900, 700 - 9th Avenue S.W.
                                Calgary, Alberta
                                     Canada
                                     T2P 3V4

                            Telephone: (403) 298-2200
                               Fax: (403) 298-2211